EXHIBIT 3.32
OPERATING AGREEMENT FOR
AZTAR RIVERBOAT HOLDING COMPANY, LLC
     THIS OPERATING AGREEMENT (this “Agreement”) is made and entered as of the 15th day of July, 1999 (the “Effective Date”), by and among the undersigned parties, as initial Members of Aztar Riverboat Holding Company, LLC, an Indiana limited liability company (the “Company”). The Company was organized as a limited liability company under the Indiana Business Flexibility Act, as amended, Ind. Code § 23-18-1-1 et  seq. (the “Act”). Certain defined terms used in this Agreement are set forth in Schedule I  (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:
ARTICLE I
PURPOSES
     As set forth in the Articles of Organization, the purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act. The Company may also qualify, form, or register under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.
ARTICLE II
ORGANIZATIONAL MATTERS
     Section 2.1.  Formation.  The Company was formed pursuant to the Act upon the filing of Articles of Organization (“Articles”) on July 15, 1999. The rights and obligations of the Members shall be as provided under the Act, the Articles and this Agreement. The Members agree to each of the provisions of the Articles.
     Section 2.2.  Principal Place of Business.  The principal place of business of the Company shall be 2390 East Camelback Road, Phoenix, Arizona 85016, or such other address as may be established by the Members.
     Section 2.3.  Registered Office and Registered Agent.  The Company’s registered office shall be at One North Capitol Avenue, Indianapolis, Indiana 46204, and the name of its initial registered agent at such address shall be CT Corporation System. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

     Section 2.4.  Duration.  The existence of the Company shall continue in perpetuity, unless the Company is dissolved in accordance with the Act.
ARTICLE III
MEMBERS AND CAPITAL STRUCTURE
     Section 3.1.  Names and Addresses of Members.  All Members of the Company and their last known business, residence or mailing address shall be listed on the attached Exhibit A.  The Members shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein, including the information referred to in Section 3.2 below.
     Section 3.2. Units Representing Membership Interests.  The Interests of Members in the Company are divided into and represented by Units. Each Member’s respective number of Units is set forth in Exhibit A. as the same shall be amended from time to time to reflect any changes in the number of Units of Members. The Members agree that each Unit shall entitle the Member possessing such Unit to:
     (a) equal governance rights per Unit and to one vote per Unit on matters on which the Members may vote under the Articles, this Agreement and/or the Act.
     (b) an equal proportionate share per Unit of the Company’s net income, gains, losses, deductions and credits; and
     (c) an equal proportionate share per Unit of amounts distributed to the Members in respect of their Interests upon dissolution of the Company.
Unless otherwise approved by the Members, the Company will not issue certificates representing Units, but at the written request of a Member, the Company will provide a certified statement setting forth the total number of Units issued and outstanding and the number of Units issued to the requesting Member, as of the date of the statement.
     Section 3.3.  Capital Contributions.  The initial Capital Contribution to the Company of each Member is set forth on Exhibit A. The initial Capital Contribution to the Company of each Member shall represent the fair market value of the assets as if the Company held such assets from the formation of the Member. Absent approval by all of the Members, no Capital Contributions may be made other than in cash and the Company shall not be obligated to recognize as a Capital Contribution any transfer to the Company of property other than cash. No interest shall be paid on any Capital Contribution.
     Section 3.4.  Additional Capital.  Absent approval by all of the Members, the Members shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section 3.3.  No Member shall have the right to make Capital Contributions beyond that

Member’s initial Capital Contribution as specified in Section 3.3. Each Member specifically waives any preemptive rights.
     Section 3.5.  Capital Accounts.
     (a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of each Member, including any Additional Member who shall hereafter receive an Interest, in the manner provided by Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent consistent with Treasury Regulation Section 1.704-1(b)(2)(iv), the Capital Account of each Member shall consist of (i) the amount of cash such Member has contributed to the Company, plus (ii) the agreed fair market value of any property such Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Member, less (iv) the amount of losses and deductions allocated to such Member, less (v) the amount of all cash distributed to such Member, less (vi) the fair market value of any property distributed to such Member, net of any liability assumed by such Member or to which such property is subject, less (vii) such Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code. The Capital Account of a Member shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code to the extent provided in Treasury Regulation Section 1.704-l(b)(2)(iv)(m).
     (b) No Member shall have any liability or obligation to restore a negative or deficit balance in such Member’s Capital Account.
     Section 3.6.  No Rights of Redemption.  No Member shall have the right to: (a) have that Member’s Units or Interest redeemed, (b) have that Member’s Capital Contribution returned, or (c) subject to Article VI. otherwise receive property of the Company; even if that Member dissociates prior to termination of the Company. Even at termination, the Member’s rights are limited to those set forth in Article IX. To the extent a Member has a right to demand a distribution or return of the Member’s Capital Contributions, the Member shall have only the right to demand and receive cash therefor.
     Section 3.7.  Member Loans or Services.  Loans or services by a Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Members.
     Section 3.8.  Admission of Additional Members.  The Members may admit to the Company Additional Members, which may include Substitute Members, who will be entitled to participate in the rights of Members as described in Section 3.2.  with admission thereof on such terms as are determined by the Members. Admission of any such Additional Member shall require the action of all of the Members, and such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by Section 706(d) of the Code.
     Section 3.9.  No Member Responsible for Other Member’s Commitment.  In the event that any Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates (collectively, the “Liable Member”)) has incurred any indebtedness or obligation prior to the date of this Agreement that relates to or otherwise affects the Company, neither the Company nor any Member shall have liability or responsibility for or with respect to such indebtedness or obligation and no Member guarantees said liability or responsibility.
ARTICLE IV
GOVERNANCE OF THE COMPANY
     Section 4.1.  Management by Members.  As provided in the Articles, management of the business and affairs of the Company is vested in the Members.
     Section 4.2.  Action by the Company.  The Company shall act only by or under the authority of its Members, acting as a group. Any reference in this Agreement to a consent, determination, approval or other action of or by the Members means a consent, determination, approval or other action of the Members as a group in accordance with the provisions of this Article IV, except as the reference may otherwise specify. Each Member agrees that action on behalf of the Company shall be taken only if
     (a) such action is approved or authorized, generally or specifically, by a resolution, vote, consent or other action of the Members taken in accordance with the procedures described in this Article IV,  or
     (b) such action is taken pursuant to authority delegated pursuant to Section 4.3.
Recognizing that each Member has apparent authority to bind the Company pursuant to Ind. Code 23-18-3-1, each Member agrees as a matter of contract not to exercise that authority or so bind the Company absent actual authority or permission existing or obtained pursuant to this Article IV.  Any Member violating the preceding sentence shall be liable for, and shall indemnify the Company and the other Members against, any damages or expenses resulting from such violation.
     Section 4.3 .  Delegation of Certain Management Authority.  The Members may delegate to a subcommittee of Members, one or more designated Members, or one or more officers or employees of an affiliate of a Member, one or more officers of the Company, or one or more employees of the Company any management responsibility or authority. The Members may create such offices, appoint such officers and delegate thereto such responsibility or authority as they determine to be appropriate.

     Section 4.4.  Action by the Members.  The Members may act by a written consent signed by Members having aggregate Percentage Interests sufficient to approve the action if it were taken at a meeting of the Members. Notice of the written action must be promptly given to any Member whose signature does not appear on the document.
     Section 4.5.  Action by the Remaining Members.  Whenever the Articles, this Agreement or the Act provide or require approval or other action by the remaining Members, or a Majority hi Interest of the remaining Members (i. e., those Members, or a Majority in Interest of those Members, other than the Member in question), the approval or other action of the remaining Members, or a Majority in Interest of those Members, may be obtained or taken by written agreement thereof.
     Section 4.6.  Waiver of Partition .  Each Member on behalf of such Member, its successors and its assigns, hereby waives any rights to have any Company property partitioned
ARTICLE V
ACCOUNTING AND RECORDS
     Section 5.1.  Records and Accounting.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Members. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the same as the Members.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
     Section 6.1.  Allocation of Net Income, Net Loss or Capital Gains.  Except as may be expressly provided otherwise in this Article VI.  and subject to the provisions of Sections 704(b) and 704(c) of the Code, Capital Account Profits and Capital Account Losses for each fiscal year of the Company shall be allocated to the Members, pro rata in accordance with their respective Percentage Interests.
     Section 6.2.  Special Allocations.  The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704- 2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704- l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in the Agreement.
     (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(c) hereof and this Section 6.2(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specifically allocated among the Members in proportion to their Percentage Interests.
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(l).
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743 (b) of the Code is required pursuant to Treasury Regulation Section 1.70401(b)(2)(iv)(m)(2) or 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of the Member’s Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Treasury Regulation Section 1.704(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution wad made in the event Treasury Regulation Section 1.704-l(b)(2)(iv)(m)(4) applies.
     Section 6.3. Curative Allocations. The allocations set forth in Sections 6.2(a) through 6.2(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1.
     Section 6.4. Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property that is treated as having been contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Schedule I); provided that such allocations shall be based upon the “traditional method” described in the Treasury Regulations under Section 704(c) of the Code. In the event that Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (iv) of the definition of Gross Asset Value in Schedule I. subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations

thereunder; provided that such allocations shall be based upon the “traditional method” described in the Treasury Regulations under Section 704(c) of the Code.
     Section 6.5. Distributions. Available Cash, if any, shall be distributed to the Members only upon the approval of all of the Members, pro rata in accordance with their respective Percentage Interests. Additional distributions may be made at the discretion of the Members.
     Section 6.6. Allocation of Income and Loss and Distributions in Respect of Interests Transferred.
     (a) If any Interest is transferred, or is increased or decreased by reason of the admission of an Additional Member or otherwise, during any fiscal year of the Company, each item of net income, gain, loss, deduction, or credit of the Company for such fiscal year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred), and the amount of each such item so assigned to any such day shall be allocated to the Member based upon the Member’s respective Percentage Interest at the close of such day.
     (b) Authorized distributions of Company assets in respect of an Interest shall be made only to the Members who, according to the books and records of the Company, as the holders of record of the Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of an Interest which has not met the requirements of Article VI. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Interests as of the date such sale or other disposition occurs.
ARTICLE VII
RESTRICTIONS ON WITHDRAWAL AND TRANSFERS OF INTERESTS
     Section 7.1. Withdrawal. No Member shall withdraw from the Company except upon the express written consent of all of the Members.
     Section 7.2. Transfers. No Member may transfer, sell, convey, or assign, all or any portion of its Units, without the express written consent of all Members. The pledge or granting of a security interest, lien or other encumbrance in or against all or any portion of a Member’s Units shall not be subject to the restrictions of Section 7.2.
     Section 7.3. Status of Transferee and Transferor. Notwithstanding anything contained in this Agreement to the contrary, any transferee or recipient of a Unit or Units subject to an effective

Transfer shall be an Assignee and shall have no right to (a) vote any Units or portion thereof subject to the Transfer or to otherwise participate in the management of the business or affairs of the Company, (b) become a Substitute Member or otherwise exercise any rights of a Member, or (c) have access to the Company records; unless all of the remaining Members, in their sole and absolute discretion approve the admission of the Assignee as a Substitute Member and the Assignee executes documentation satisfactory to the remaining Members accepting and adopting the terms of this Agreement. The transferor in a Transfer of the transferor’s entire Interest to an Assignee shall cease to be a Member and shall not have any power to exercise any rights of a Member; provided, however, that such transferor is not released from any unpaid contributions or other liability.
ARTICLE VIII
DISSOCIATION OF A MEMBER
     Section 8.1. Dissociation. A person ceases to be a Member upon the occurrence of any of the following events (each an “Event of Dissociation”):
     (a) the Person withdraws from the Company, including any retirement or resignation from membership in the Company (as opposed to retirement or resignation merely from employment with the Company or any position as an officer of the Company);
     (b) a Transfer of the Person’s entire Interest, whether or not the Assignee is admitted as a Substitute Member;
     (c) in the case of a Person who is an individual, the individual’s death or adjudication by a court of competent jurisdiction of the individual’s mental incompetency or insanity;
     (d) in the case of a Person who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee;
     (e) in the case of a Person that is a partnership, limited partnership, limited liability partnership or limited liability company, the dissolution and commencement of winding up of the partnership, limited partnership, limited liability partnership or limited liability company;
     (f) in the case of a Person that is a corporation, the dissolution of the corporation;
     (g) in the case of a Person that is an estate, the distribution by the fiduciary of the estate’s entire Interest in the Company; or
     (h) Bankruptcy of the Person.
     Section 8.2. Rights of Dissociating Member. Upon an Event of Dissociation as to a Member:

     (a) if the dissociation causes a dissolution and winding up of the Company under Article IX, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that if the Event of Dissociation is a breach of this Agreement, any distributions to which the Member would have been entitled shall be reduced by any damages sustained by the Company as a result of the dissolution and winding up; and
     (b) if the Event of Dissociation does not cause a dissolution and winding up of the Company under Article IX, the Member shall not be entitled to any distribution solely by reason of the Member’s dissociation, and thereafter shall only be entitled to participate as an Assignee in the Company. The Member shall not be entitled to a redemption of the Member’s Interest or otherwise receive the value of the Member’s Interest until such time, and in the manner, provided under Article IX for the dissolution and winding up of the Company.
ARTICLE IX
DISSOLUTION AND WINDING UP
     Section 9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:
     (a) A unanimous determination by the Members that the Company shall be dissolved; or
     (b) At such earlier time as may be provided by applicable law.
Notwithstanding any other provision of this Agreement or the Act, the Members hereby agrees that the business of the Company shall be continued upon the occurrence of an Event of Dissociation and that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of Section 9.1 (a).
     Section 9.2. Winding Up. Upon dissolution, the Members shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets; (b) disposing of properties that will not be distributed in kind to the Members; (c) discharging or making provision for discharging liabilities; (d) distributing the remaining property to the Members; and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Members shall follow the procedure for disposing of known claims set forth in Ind. Code § 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code § 23-18-9-9.
     Section 9.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

     (a) To creditors, including Members who are creditors of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Members pursuant to Article VI;
     (b) To the Members to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and
     (c) To the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
     Section 9.4. Compliance Provisions. The provisions of Sections 9.1, 9.2, and 9.3 are subject to the Company’s compliance with any applicable provisions of the Riverboat Gaming Act and Ind. Code § 4-33, et seq., and applicable rules and regulations of the Indiana Gaming Commission.
ARTICLE X
AMENDMENTS
     Section 10.1. Proposal of Amendments. Amendments to the Articles of Organization (“Articles”) and this Agreement may be proposed in writing by any Member. If any such proposed amendment could adversely affect the classification of the Company as a partnership for federal income tax purposes, the proposed amendment must be accompanied by an opinion of counsel as to the legality and effect on the Company and the Members.
     Section 10.2. Approval of Amendments. Any amendment to this Agreement must be approved in writing by all the Members.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

     Section 11.2. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana.
     Section 11.3. Binding Effect; Conflicts. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.
     Section 11.4. Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.
     Section 11.5. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as apart of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.
     Section 11.6. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof with respect to this Agreement it will be necessary to produce only one copy hereof signed by the party to be charged.
     Section 11.7. Additional Documents and Acts. Each Member agrees to promptly execute and deliver to the Company such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the Company may determine to be necessary, useful or appropriate to complete the organization of the Company, effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.
     Section 11.8. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Members and their respective successors and assigns subject to the express provisions of this Agreement relating to successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 11.9. Notices. Any notice to be given or to be served upon the Company or any Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified on Exhibit A. Any Member or the Company may, at any time by giving five days’ prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.
     Section 11.10. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.
     Section 11.11. Reliance on Authority of Person Signing Agreement. In the event that a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such Person or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such Entity.
     Section 11.12. No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.
     Section 11.13. Incorporated Schedule and Exhibits. The following Schedule and Exhibit are attached to and/or have been identified as Schedules and Exhibits to this Agreement and are incorporated in this Agreement by reference as if fully set forth herein:
     Schedule I to Operating Agreement. Schedule of Definitions.
     Exhibit A to Operating Agreement. Name and Address of Member and Capital Contribution.

     IN WITNESS WHEREOF, the Company and the Members have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

“COMPANY”

AZTAR RIVERBOAT HOLDING COMPANY, LLC

	By:	Aztar Indiana Gaming Corporation, Member

Date: December 27, 1999	By:	/s/ Nelson W. Armstrong
	Printed:	Nelson W. Armstrong, Jr
	Title:	Vice President and Secretary

“MEMBERS”

AZTAR INDIANA GAMING CORPORATION

Date: December 27, 1999	By:	/s/ Nelson W. Armstrong, Jr
	Printed:	Nelson W. Armstrong, Jr
	Title:	Vice President and Secretary

AZTAR MISSOURI GAMING CORPORATION

Date: December 27, 1999	By: Printed:	/s/ Nelson W. Armstrong, Jr Nelson W. Armstrong, Jr
	Title:	Vice President and Secretary